For Immediate Release

Contacts:

Thomas Cooke, CEO (713) 458-1560

Andrew Clifford, President (713) 458-1560

Website:

www.saratogaresources.net

SARATOGA RESOURCES, INC. REPORTS FINANCIAL AND OPERATIONAL RESULTS FOR THE 2011 FIRST QUARTER

HOUSTON, TX, May 9, 2011 – Saratoga Resources, Inc. (OTCQB:SROE.PK) today announced financial and operational results for the quarter ended March 31, 2011.

Key Financial Results

•

Net income of $0.4 million, or $0.02 per share, for first quarter 2011 compared to a net loss of $(5.8) million, or $(0.35) per share, in the first quarter 2010;

•

EBITDA of $9.2 million for first quarter 2011 compared to $5.7 million in the first quarter 2010;

•

Average hydrocarbon prices realized of $76.86 per barrel of oil equivalent (“BOE”) for first quarter 2011 compared to $62.04 per BOE in the first quarter 2010;

•

Oil and gas production of 205,546 BOE (67.5% oil) in first quarter 2011 compared to 197,541 BOE (63.8% oil) in the first quarter 2010; and

•

Oil and gas revenues of $15.8 million for first quarter 2011 compared to $12.3 million in the first quarter 2010.

EBITDA is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

The increase in oil and gas revenues reflects higher crude oil prices during the 2011 quarter and increased oil production.  Net income, in addition to benefiting from the 28.9% increase in oil and gas revenues, benefited from refunds of severance taxes totaling $0.4 million during the 2011 quarter, a $1.2 million decrease in bankruptcy related costs and a $2.3 million decrease in interest expense. Results for the 2010 period reflect Saratoga’s operations in bankruptcy from March 31, 2009 to May 14, 2010 when Saratoga exited bankruptcy.

Financial Position

•

Cash balance at May 4, 2011 of approximately $20 million;

•

$6.2 million of cash on hand at March 31, 2011, up from $4.4 million at December 31, 2010;

•

$6.0 million of working capital at March 31, 2011, up from $2.6 million at December 31, 2010;

•

$7.4 million of cash received in April 2011 from placement of common stock and warrants;

•

$1.3 million of net cash received in April 2011 from severance tax refunds and $1.3 million of cash received in April 2011 from an insurance settlement;

•

$1.0 million (principal and interest) of non-recurring pre-bankruptcy obligations repaid during quarter, reducing the unpaid principal, interest and penalty balance to $1.9 million at March 31, 2011; and

•

Pro forma shareholders equity of $4.0 million at March 31, 2011 (giving effect to the April 2011 placement of common stock and warrants) as compared to a deficit in shareholders’ equity of $4.1 million at December 31, 2010.

The increase in profitability, and resulting operating cash flows, together with the April 2011 private placement of $7.4 million and receipt of funds from an insurance settlement and severance tax refund, has resulted in the company’s cash position improving from $4.4 million at year-end to $6.2 million at March 31, 2011 and to approximately $20 million by May 4, 2011.

Since exit from bankruptcy in May 2010, $20.6 million of cash has been used to pay uncontested claims and principal on credit facilities, including $1.0 million of principal and interest paid during the first quarter of 2011.  Claims remaining to be paid under the plan of reorganization, excluding amounts owed under credit facilities, totaled $1.9 million (includes $0.4 million in penalties) at March 31, 2011, of which $1.1 million (principal and interest) is payable in the 2011 second quarter.

Upon final settlement of the claims described above, our only debt remaining unpaid dating to our 2009 bankruptcy, other than loans from officers, are amounts owing under our credit facilities, totaling $135.3 million (excluding $10.2 million of letters of credit), which mature in April 2012.  Quarterly interest payments under our credit facilities total approximately $3.9 million.

During the quarter, and since exit from bankruptcy, operating cash flow has covered all ongoing debt service obligations as well as funding a curtailed CAPEX budget.  Going forward, our cash on hand and operating cash flow are expected to cover our debt service obligations and to fund an increased CAPEX budget over the balance of 2011 and for the foreseeable future.

Development of our deep shelf exploratory prospects and retirement of our credit facilities in April 2012 are each expected to require us to secure capital beyond that on hand or provided by operations.  We continue to be actively engaged in discussions with potential financing sources and partners regarding both our deep shelf financing plans and establishment of new credit facilities.

Development Highlights and Plans

With the growth in our cash position from improved operating cash flow and our April 2011 private placement, insurance settlement and severance tax refund, we have increased our CAPEX budget over the next 12 months to $57 million and have contracted 2 workover rigs which are currently in operation at Breton Sound 32 and Grand Bay fields and are negotiating to contract a drilling rig to commence drilling of a proved undeveloped Catina prospect in Breton Sound Block 51.  We have just completed 2 successful recompletions at Main Pass 25 Field. With our improved cash position and increased CAPEX budget, we intend to accelerate the pace of workovers performed and development drilling on prospects selected by our management team based on a risk-reward analysis.  We are prioritizing prospects considered to have the lowest risks while offering potential for high and rapid returns.  Our immediate focus is to return production levels to tested potential from an inventory of shut-in wells and wells producing below capacity.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “Because of the sharp increase in our cash holdings, arising from our strong operating cash flows and receipt of funds from our recent equity placement, for the first time in our history we now enjoy operational flexibility to pursue our development program without cash conservation concerns. As a result, we have increased our CAPEX budget for the next 12 months and plan to accelerate investments in our development plan while maintaining prudent levels of cash reserves.  With our increased cash level and a large inventory of proved developed non-producing opportunities, deferred maintenance projects and other lower risk opportunities, we expect to be able to bring on line substantial additional production in a relatively short time frame and without substantial drilling risks.”

Mr. Cooke added “In addition to gaining operational flexibility and facilitating increased investments in our development plan, our increase in equity, together with the recent growth in our market capitalization, has positioned Saratoga to move forward with a potential listing on a national stock exchange.  We intend to apply for such a listing as soon as possible.”

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTC Market under the symbol "SROE.PK".

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability and the ultimate outcome of such efforts, and the timing and ultimate approval of any exchange listing application. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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SARATOGA RESOURCES, INC. CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Revenues:
Oil and gas revenues	$15,798,288	$12,255,776
Other revenues	1,148,750	435,258

Total revenues	16,947,038	12,691,034

Operating Expense:
Lease operating expense	4,086,155	3,661,025
Workover expense	557,731	884,523
Exploration expense	254,366	188,895
Depreciation, depletion and amortization	3,174,770	3,178,939
Accretion expense	424,422	425,212
General and administrative	1,962,984	1,348,821
Production and severance taxes	1,432,541	1,346,306

Total operating expenses	11,892,969	11,033,721

Operating income	5,054,069	1,657,313

Other income (expense):
Commodity derivative income, net	-	696,550
Interest income	27,566	6,939
Interest expense	(4,580,886)	(6,869,942)

Total other expense	(4,553,320)	(6,166,453)

Net income (loss) before reorganization expense and income taxes	500,749	(4,509,140)

Reorganization expense	110,012	1,324,694

Net income (loss) before income taxes	390,737	(5,833,834)

Income tax provision	32,500	-

Net income (loss)	$358,237	$(5,833,834)

Net income (loss) per share:
Basic	$0.02	$(0.35)
Diluted	$0.02	$(0.35)

Weighted average number of common shares outstanding:
Basic	17,322,487	16,690,292
Diluted	20,132,758	16,690,292

SARATOGA RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$6,156,145	$4,409,984
Accounts receivable	10,261,954	9,039,836
Prepaid expenses and other	454,751	888,717
Other current asset	300,000	300,000
Total current assets	17,172,850	14,638,537

Property and equipment:
Oil and gas properties - proved (successful efforts method)	171,603,638	170,870,775
Other	588,318	561,572
	172,191,956	171,432,347
Less: Accumulated depreciation, depletion and amortization	(40,772,750)	(37,597,980)
Total property and equipment, net	131,419,206	133,834,367

Other assets, net	3,008,739	2,870,379
Total assets	$151,600,795	$151,343,283

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$3,172,484	$4,655,874
Revenue and severance tax payable	5,184,513	5,071,508
Accrued liabilities	2,350,276	1,649,994
Short-term notes payable	77,711	285,298
Asset retirement obligation – current	344,743	332,863
Total current liabilities	11,129,727	11,995,537

Long-term liabilities:
Asset retirement obligation	11,410,513	11,653,212
Long-term debt, net of unamortized discount of $3,432,562 and $4,140,662, respectively	131,908,309	131,200,209
Long-term debt – related parties	605,428	605,428
Total long-term liabilities	143,924,250	143,458,849

Commitment and contingencies (see notes)

Stockholders' equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized 17,323,598 and 17,298,598 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	17,323	17,298
Additional paid-in capital	27,846,910	27,547,251
Retained deficit	(31,317,415)	(31,675,652)

Total stockholders' deficit	(3,453,182)	(4,111,103)

Total liabilities and stockholders' equity (deficit)	$151,600,795	$151,343,283

SARATOGA RESOURCES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$358,237	$(5,833,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	3,174,770	3,178,939
Accretion expense	424,422	425,212
Amortization of debt issuance costs	63,192	237,537
Amortization of debt discount	708,100	169,104
Commodity derivative income	-	(473,962)
Stock-based compensation	290,684	30,600
Abandonment costs	(655,240)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,222,118)	315,150
Prepaids and other	433,966	609,983
Accounts payable	(1,533,216)	(123,645)
Revenue and severance tax payable	113,005	(88,949)
Accrued liabilities	376,581	6,544,236

Net cash provided by operating activities	2,532,383	4,990,371

Cash flows from investing activities:
Additions to oil and gas property	(359,334)	(3,310,169)
Additions to other property and equipment	(26,746)	-
Other	(201,554)	(121,150)

Net cash used in investing activities	(587,634)	(3,431,319)

Cash flows from financing activities:
Issuance of common stock	9,000	-
Repayment of short-term notes payable	(307,502)	(414,256)
Proceeds from debt borrowings	99,914	-
Settlements of commodity hedges recorded in purchase accounting	-	38,913

Net cash used in financing activities	(198,588)	(375,343)

Net increase in cash and cash equivalents	1,746,161	1,183,709

Cash and cash equivalents - beginning of period	4,409,984	21,575,483

Cash and cash equivalents - end of period	$6,156,145	$22,759,192

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,915,130	$-
Cash paid for income taxes	$-	$-

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure.

The company defines EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), and costs associated with the company’s bankruptcy.

EBITDA is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses this measure because EBITDA allows the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s EBITDA may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to EBITDA.

Reconciliation of Net Income (Loss) to EBITDA

	Three Months Ended March 31,
	2011	2010
Net income (loss) as reported	$358,237	$(5,833,834)

Depreciation, depletion and amortization	3,174,770	3,178,939

Income tax expense	32,500	--

Exploration expense	254,366	188,895

Accretion expense	424,422	425,212

Share-based compensation	290,684	30,600

Interest expense, net	4,553,320	6,863,033

Unrealized hedging gain	--	(435,049)

Reorganization costs	110,012	1,324,694

EBITDA	$9,198,311	$5,742,460